Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 13th day of May, 2014 (the “Effective Date”), by and between Virtus Oil & Gas Corp., a Nevada corporation (the “Company”), and Rupert Ireland (“Ireland”).

WHEREAS, the Company desires to employ Ireland, and Ireland desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Employment/Duties. Ireland shall serve the Company as President and Chief Executive Officer with the authority, duties and responsibilities customarily incident to the offices of President and Chief Executive Officer as governed and limited by the Company’s Articles of Incorporation and Bylaws. Ireland shall perform such other executive services commensurate with his position, as may from time to time be assigned to Ireland by the Company’s Board of Directors. Ireland may also serve as Secretary, Treasurer or as any other officer as appointed by the Board of Directors.

2.     Term of Agreement. This Agreement shall be in effect for three (3) years from the Effective Date (the “Initial Term”) and shall automatically renew for consecutive one-year periods (each a “Renewal Term”) until it is terminated under the terms of paragraph 6 of this Agreement. The Initial Term and any Renewal Terms shall be referred to herein as the “Term”.

3.     Ireland’s Responsibilities. Ireland agrees that during the Term he will devote his full business time and best efforts and abilities to the performance of his duties for the Company. Ireland agrees to act with the Company’s best interest in mind at all times. Ireland will conduct himself at the highest professional standards of ethics and integrity. Ireland agrees to use his best efforts and skills to preserve the business of the Company and the good will of its customers, employees and persons having business relations with the Company. Ireland will comply with all of the Company’s policies and procedures and all applicable laws.

4.    No Limitations. Ireland represents and warrants to the Company that he is under no contractual, judicial or other restraint that impairs his right or legal ability to enter into this Agreement and to carry out his duties and responsibilities for the Company.

5.    Compensation and Benefits.

(a)     Base Salary. During the Term, the Company will pay to Ireland a base salary of US$120,000 per year, pro rated for any partial year. The base salary will be subject to all applicable legal deductions and withholdings. The base salary will be paid on regularly scheduled paydays determined by the Company.

(b)     Benefits. The Company will provide Ireland with vacation and other employment benefits the Company provides to its full-time executive employees pursuant to the regular policies of the Company.

(c)     Award of Restricted Stock. Ireland shall be entitled to receive three million (3,000,000) shares of the Common Stock, $0.001 par value, of the Company (the “Common Stock”) during the Term. One million (1,000,000) shares of Common Stock shall vest on each one-year anniversary of the Effective Date, commencing in 2015 and shall be fully vested on the third anniversary of the Effective Date in 2017. Ireland acknowledges and agrees that the Common Stock will not be registered under the Securities Act of 1933, as amended, and will carry a restrictive legend to the effect that the shares of Common Stock may not be transferred absent such registration or pursuant to an exemption from registration. On each one-year anniversary of the Effective Date for three years, the Company will deliver to Ireland a stock certificate representing 1,000,000 shares of Common Stock that have vested as of such date. Ireland agrees to execute and deliver such other documentation requested by the Company, including but not limited to a Subscription Agreement, necessary or desirable in connection with the issuance of the Common Stock.

(d)     Reimbursement of Expenses. During the Term, the Company will pay or reimburse Ireland for all reasonable travel, cellular telephone and other expenses incurred by Ireland in performing his obligations under this Agreement in accordance with the policies and procedures of the Company, provided that Ireland properly accounts for such expenses in accordance with the regular policies of the Company.

(e)      Signing Bonus. Upon Ireland’s execution of this Agreement, the Company will pay to Ireland a signing bonus in the amount of US$5,000. The signing bonus will be subject to all applicable legal deductions and withholding and will be paid to Ireland on the Company’s first regularly scheduled payday during the Term.

6.             Termination of Agreement. During the Initial Term and any Renewal Term, this Agreement may be terminated as set forth below:

(a)       Death or Disability. This Agreement will automatically terminate upon the death of Ireland or upon Ireland’s becoming disabled to the extent that he cannot perform the essential functions of his position as determined in good faith by a physician reasonably acceptable to the Company. If Ireland’s employment is terminated under this paragraph 6(a), the Company will pay to Ireland (or his estate) the full amount of his compensation through the date of termination.

(b)       Voluntary Termination by Ireland. Ireland may voluntarily terminate his employment by providing the Company with at least sixty (60) days prior written notice of termination. Upon receipt of said notice, the parties shall meet and in good faith confer regarding Ireland’s work responsibilities during the notice period. During the notice period, Ireland agrees to use his best efforts to continue his work for the Company; provided, however, that the Company may, in its sole discretion, relieve Ireland of his duties during all or part of the notice period, but shall be obligated to continue compensating Ireland until his termination date with his same pay and benefits.

(c)       Voluntary Termination by Company. The Company may terminate this Agreement by providing Ireland with at least sixty (60) days prior written notice of termination. Upon receipt of said notice, the parties shall meet and in good faith confer regarding Ireland’s work responsibilities during the notice period. During the notice period, Ireland agrees to use his best efforts to continue his work for the Company; provided, however, that the Company may, in its sole discretion, relieve Ireland of his duties during all or part of the notice period, but shall be obligated to continue compensating Ireland until his termination date with his same pay and benefits.

(d)       For Cause. The Company may terminate this Agreement immediately without any prior written notice to Ireland if the termination is "for cause." For purposes of this Agreement, "for cause" shall be defined as the willful and continued failure by Ireland to perform his duties, conviction of a felony, or any other material conduct that is contrary to the best interests of the Company or adversely affects the reputation of the Company. In the event that this Agreement is terminated pursuant to this paragraph 6(d), the Company shall pay to Ireland only that compensation which is due to him through the date of his termination.

(e)        Expiration of Term. Either party may terminate this Agreement effective on the date the Initial Term or any Renewal Term is due to expire by giving the other party at least thirty (30) days prior written notice of termination. Upon receipt of said notice, the parties shall meet and in good faith confer regarding Ireland’s work responsibilities during the notice period. During the notice period, Ireland agrees to use his best efforts to continue his work for the Company; provided, however, that the Company may, in its sole discretion, relieve Ireland of his duties during all or part of the notice period, but shall be obligated to continue compensating Ireland until his termination date with his same pay and benefits.

(f)        Common Stock Award. If Ireland’s employment is terminated for reasons other than "for cause" as defined in paragraph 6(d) or other than Ireland’s voluntary resignation pursuant to paragraph 6(b), the Company shall deliver to Ireland the full amount of Common Stock to which he is entitled pursuant to paragraph 5(c), according to the vesting schedule set forth therein. If Ireland’s employment is terminated "for cause", or if Ireland voluntarily resigns, then he shall not be entitled to receive any shares of Common Stock which have not yet vested pursuant to paragraph 5(c).

(g)       Return of Property and Non-Access. Upon the termination of his employment with the Company, Ireland agrees to (i) immediately return to the Company all Confidential Information (defined below) and other property belonging to the Company; (ii) not retain copies of any Confidential Information, documents, or other property belonging to the Company; and (iii) not access the Company’s computer systems, download files or any information from the Company’s computer systems or in any way interfere, disrupt, modify or change any computer program used by the Company or any data stored on the Company’s computer systems.

7.      Confidential Information. The Company will provide confidential and proprietary information to Ireland, including but not limited to information regarding the Company’s customers (their contacts and product purchasing history/patterns), potential customers, current or future prospects, acquisition targets, vendors, suppliers, employees, contractors, sales, purchasing, pricing, products and services, business plans, the status of exploration or development of owned or leased properties, along with reports prepared by or for the Company (including sales reports) (collectively referred to herein as the “Confidential Information”). Ireland understands and agrees that during and after the term of his employment he will not directly or indirectly use or disclose any such Confidential Information for any reason other than the advancement of the Company’s business interests. The parties agree that the restrictions in this paragraph 7 regarding Confidential Information do not cover public information, information created by entities other than the Company for dissemination to the public or information generally known in the Company’s industry. The parties agree that the obligations created in this paragraph 7 will survive the termination of Ireland’s employment with the Company and the termination of this Agreement.

8.       Choice of Law. The parties agree that this Agreement shall be governed by and construed under the laws of the State of Nevada.

9.       Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable, or void. The parties intend that this Agreement will be deemed amended by modifying any such illegal, unenforceable, or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

10.      Waiver. No delay or omission by either party to this Agreement to exercise any right or power under this Agreement will impair such right or power or be construed as a waiver thereof. A waiver by either of the parties to this Agreement of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant contained in this Agreement. All remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

11.      Notices. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be deemed to have been duly given when given in writing and personally delivered, or upon receipt if sent by mail (registered or certified) or by a recognized "next-day delivery service" to the address set forth below a party's signature.

12.      Entire Agreement. This Agreement represents the entire agreement relating to employment between the Company and Ireland. No prior or subsequent promises, representation, or understandings relative to any terms or conditions of employment are to be considered as part of this Agreement or as binding unless expressed in writing signed by the parties.

13.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, provided that the rights and obligations of Ireland under this Agreement shall not be assignable.

14.      Amendment. This Agreement may be amended only in a writing signed by both parties.

15.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one in the same instrument.

16.      Acknowledgment. By signing below, the parties certify and represent that they have carefully read and considered the foregoing Agreement and fully understand all provisions of this Agreement and understand the consequences of signing this Agreement, and have signed this Agreement voluntarily and without coercion, undue influence, threats, or intimidations of any kind or type whatsoever.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	VIRTUS OIL & GAS CORP.

By: /s/ Steven M. Plumb___________ Name: Steven M. Plumb Title: Chief Financial Officer Address: 1517 San Jacinto Street Houston, Texas 77002

IRELAND:
/s/ Rupert Ireland__________________ Name: Rupert Ireland

Address:	1515 7th Street, Suite 59
Santa Monica, California 90401